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                                                                       Exhibit 8

                      ECKERT SEAMANS CHERIN & MELLOTT, LLC
                          600 GRANT STREET, 42ND FLOOR
                         PITTSBURGH, PENNSYLVANIA 15219

                                December 8, 1997

Citadel Broadcasting Company
Citadel License, Inc.
1256 E. Dines Point Road
Greenbank, WA  98253

Ladies and Gentlemen:

This opinion is rendered in connection with Amendment No. 1 to the Registration Statement (No. 333-36771) on Form S-4 (the "Registration Statement") of Citadel Broadcasting Company, a Nevada corporation (the "Company"), and Citadel License, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (the "Guarantor"), relating to $101,000,000 in aggregate principal amount of the Company's Series B 10-1/4% Senior Subordinated Notes due 2007 (the "Exchange Notes") and 1,065,514 shares of the Company's 13-1/4% Series B Exchangeable Preferred Stock (the "Exchange Shares"), which are being offered pursuant to an exchange offer (the "Exchange Offer") in exchange for the Company's outstanding 10-1/4% Senior Subordinated Notes due 2007 (the "Initial Notes") and shares of the Company's outstanding 13-1/4% Series A Exchangeable Preferred Stock (the "Initial Shares"), respectively. The Registration Statement also registers (i) an indeterminate number of Exchange Shares that may be issued by the Company in lieu of payment of cash dividends on the Exchange Shares, (ii) an indeterminate number of the Company's 13-1/4% Exchange Debentures due 2009 (the "Exchange Debentures") that may be issued, at the Company's option, in exchange for the Exchange Shares and in lieu of payment of cash interest on the Exchange Debentures and (iii) the Guarantor's guarantee of the Exchange Notes and of the Exchange Debentures.

In connection with this opinion, we, as counsel to the Company and the Guarantor, have examined the Restated Articles of Incorporation of the Company, the Articles of Incorporation of the Guarantor, the respective Bylaws of the Company and the Guarantor, the Indenture dated as of July 1, 1997 by and among the Company, the Guarantor and The Bank of New York, as Trustee, with respect to the Initial Notes and the Exchange Notes, the Indenture dated as of July 1, 1997 by and among the Company, the Guarantor and The Bank of New York, as Trustee, with respect to the Exchange Debentures, the Amended Certificate of the Designations, Voting Powers, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Initial Shares and the Exchange Shares, the



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Registration Statement, the conduct of all corporate proceedings relating to the issuance of the Exchange Notes, the Exchange Shares and the Exchange Debentures and such other documents, records and matters of law as we have considered necessary for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the information in the Prospectus which constitutes part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences" is a fair and accurate summary of the principal federal income tax consequences of the transactions discussed therein. You should be aware, however, that the discussions under the caption "Certain Federal Income Tax Consequences" in the Prospectus represent conclusions as to the application of existing law to the transactions described therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service or that existing law may not change.

We hereby consent to being named in the Registration Statement and in the Prospectus as counsel for the Company and the Guarantor who have passed upon legal matters in connection with the securities to which the Registration Statement and the Prospectus relate. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ECKERT SEAMANS CHERIN & MELLOTT, LLC
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    Eckert Seamans Cherin & Mellott, LLC